Exhibit 99.1

ISTA Pharmaceuticals Announces FDA Acceptance of Second Vitrase(R) NDA

Tuesday October 7, 4:40 pm ET

IRVINE, Calif., Oct. 7 /PRNewswire-FirstCall/—ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA—News) today announced that the U.S. Food and Drug Administration (FDA) has accepted for filing and review ISTA’s second New Drug Application (NDA) for Vitrase® (ovine hyaluronidase). The NDA was submitted on August 5, 2003 seeking approval for use of Vitrase as a spreading agent to facilitate the dispersion and absorption of other drugs. In addition, in the Dosage and Administration section of the NDA, the Company is seeking approval from the FDA to provide directions for reconstitution of Vitrase for potential treatment applications in the back of the eye. ISTA previously announced publicly in August 2003 that the NDA was granted Priority Review status by the FDA, which sets the target date for initial FDA action within six months from the NDA submission date.

Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA, stated, “We are pleased that the FDA has accepted our filing of the second Vitrase NDA. This is an important step in the FDA’s review of Vitrase for use as a spreading agent, which, if approved by the FDA, we believe could fulfill a very real need among physicians for a product that is currently on the FDA’s Drug Shortages list.”

ABOUT ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s product candidates and programs seek to address serious diseases and conditions of the eye such as vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA’s goal is to become a fully integrated specialty pharmaceutical company by acquiring complementary products, either already marketed or in late-stage development.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. For example, statements in this press release regarding the timing and scope of any action by the FDA with respect to ISTA’s Vitrase NDA or prospects of Vitrase are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially from current expectations. Important factors that could cause actual results to differ from current expectations include, among others: the difficulty of predicting the timing, scope or outcome of product development efforts and the FDA or other regulatory agency approval or actions with respect to the Vitrase NDA and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.